Exhibit 99.1

WCI Communities Announces 2015 Second Quarter Results

Bonita Springs, Fla, July 29, 2015 — WCI Communities, Inc. (NYSE: WCIC), a lifestyle community developer and luxury homebuilder, today announced results for the second quarter ended June 30, 2015.

Second Quarter 2015 Highlights and Selected Comparisons to Second Quarter 2014

•	New orders of 300, up 53.8%

•	Contract value of new orders of $128.6 million, up 37.4%

•	Quarter-end active selling neighborhood count of 45, up 60.7%

•	Deliveries of 243, up 69.9%

•	Average selling price per home delivered of $476,000, up 11.7%

•	Backlog units totaling 627, up 44.8%

•	Backlog contract value of $294.1 million, up 27.9%

•	Revenues from homes delivered of $115.6 million, up 89.8%

•	Adjusted gross margin from homes delivered of 29.1%

•	Selling, general and administrative (“SG&A”) expenses as a percentage of Homebuilding revenues improved by 350 basis points

•	Real Estate Services gross margin of $2.1 million, up 40.0%

•	Adjusted EBITDA of $20.7 million, up 102.4%

•	Income from operations before income taxes of $15.9 million, up 120.8%

•	Net income attributable to common shareholders of $9.8 million, up 126.4%

•	Earnings per diluted share of $0.37, up 117.6%

•	Net debt to net capitalization of 18.7%

•	Approximately 13,500 owned or controlled home sites, up 30.3%

Six Months Ended June 30, 2015 and Selected Comparisons to Prior Year

•	New Orders of 616, up 54.0%

•	Contract value of new orders of $269.4 million, up 38.4%

•	Deliveries of 381, up 46.5%

•	Average selling price per home delivered of $479,000, up 14.3%

•	Revenues from homes delivered of $182.6 million, up 67.7%

•	SG&A expenses as a percentage of Homebuilding revenues improved by 330 basis points

•	Real Estate Services gross margin of $3.0 million, up 114.3%

•	Adjusted EBITDA of $30.7 million, up 93.5%

•	Income from operations before income taxes of $22.8 million, up 115.0%

•	Net income attributable to common shareholders of $15.5 million, up 165.9%

•	Earnings per diluted share of $0.59, up 168.2%

Management Comments

Keith Bass, the Company’s President and Chief Executive Officer commented, “Demand for our homes and communities remains robust, supported by strong fundamentals in the attractive Florida real estate market. WCI Communities continues to scale and generate meaningful growth across our key operating metrics. The performance of our entire team has resulted in significant improvement in the profitability of the business, as Adjusted EBITDA and EPS in the second quarter have both more than doubled from a year ago.” Mr. Bass added, “In addition, we added over 1,000 home sites to our controlled home site inventory in the quarter to continue to position the company for sustained growth.”

Second Quarter 2015 Results

The Company generated total revenues of $150.7 million for the quarter ended June 30, 2015, an increase of $57.8 million, or 62.0%, compared to $93.0 million in the second quarter of 2014. Compared to the prior year period, Homebuilding revenues grew 89.8%, Real Estate Services revenues were up 9.8% and Amenities revenues increased by 9.1%.

The Company delivered 243 homes in the second quarter, an increase of 100 units, or 69.9% from the prior year period. The average selling price per home delivered during the quarter ended June 30, 2015 was $476,000, an increase of 11.7%, compared to $426,000 in the prior year period. Adjusted gross margin from homes delivered, a non-GAAP financial measure, was 29.1% in the quarter ended June 30, 2015.

For the quarter ended June 30, 2015, net income attributable to common shareholders was $9.8 million, or $0.37 per diluted share, compared to $4.3 million and $0.17, respectively, in the prior year period.

New orders during the second quarter of 2015 increased 53.8% to 300 homes and the contract value of new orders was $128.6 million for the second quarter, an increase of 37.4% from the prior year period.

As of June 30, 2015, backlog contract value was $294.1 million, an increase of $64.1 million, or 27.9% from June 30, 2014. Backlog units totaled 627 units at the end of the second quarter, representing a 194 unit, or 44.8% increase from the prior year.

Conference Call

As previously announced, the Company will host a conference call to discuss the 2015 second quarter results on Wednesday, July 29, 2015 at 8:30 a.m. (ET). A slide presentation for the call will be available on the Investors section of the Company’s website at investors.WCICommunities.com. The conference call can be accessed live over the phone by dialing (877) 407-0784, or for international callers, (201) 689-8560. A telephonic replay will be available after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for both the live call and the replay is 13613222. The replay will be available until 11:59 p.m. (ET) on August 12, 2015.

Shareholders, investors and other interested parties may also listen to a webcast of the conference call by logging onto the Investors section of the Company’s website at investors.WCICommunities.com. The on-line replay will be available for a limited time beginning approximately two hours following the call.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of EBITDA, Adjusted EBITDA , Adjusted gross margin from homes delivered and net debt to net capitalization. The reasons for the use of these measures, a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these measures are included below following the unaudited consolidated financial statements.

About WCI Communities, Inc.

WCI Communities is a lifestyle community developer and luxury homebuilder of single- and multi-family homes in most of coastal Florida’s highest growth and largest markets. With a legacy that spans more than 60 years, WCI Communities has an established expertise in developing amenity-rich, lifestyle-oriented master-planned communities, catering to move-up, second-home and active adult buyers. Headquartered in Bonita Springs, Florida, WCI Communities is a fully integrated homebuilder and developer with complementary real estate brokerage and title services businesses.

To learn more about WCI Communities, please visit the Company’s website at WCICommunities.com.

Forward-Looking Statements

Any statements made in this press release that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. These forward-looking statements include, but are not limited to, statements we make regarding our ability to leverage overhead costs and increase profitability, our expectations with respect to future growth, and market conditions. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. Actual results could differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: a slowing or reversal of the recovery of the housing market, either on a national level or in Florida; changing local and economic conditions and the cyclical nature of the housing business; rising levels of unemployment; substantial increases in mortgage interest rates or the unavailability of mortgage financing; our ability to utilize our net operating loss carryforwards in the future; tax law and interest rate changes that could make home ownership more expensive or less attractive; and poor weather conditions or natural disasters. For more information concerning these and other important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2014 that was filed by the Company with the Securities and Exchange Commission on February 25, 2015 and elsewhere therein, and subsequent filings by the Company. As you read and consider this press release, you should understand that the forward-looking statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual financial results or results of operations and could cause actual results to differ materially from those expressed or implied in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statement, there should be no inference that it will make additional updates with respect to those or its other forward-looking statements.

WCI Communities, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30, 2015	December 31, 2014
	(unaudited)
Assets
Cash and cash equivalents	$146,015	$174,756
Restricted cash	15,593	12,125
Notes and accounts receivable	5,436	5,637
Real estate inventories	510,985	449,249
Property and equipment, net	24,704	25,021
Other assets	23,912	20,179
Deferred tax assets, net of valuation allowances	103,609	110,823
Goodwill	7,520	7,520

Total assets	$837,774	$805,310

Liabilities and Equity
Accounts payable	$20,177	$20,040
Accrued expenses and other liabilities	70,951	68,986
Customer deposits	43,386	30,662
Senior notes, including unamortized premiums of $1,106 and $1,179 at June 30, 2015 and December 31, 2014, respectively	251,106	251,179

Total liabilities	385,620	370,867

WCI Communities, Inc. shareholders’ equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value; 150,000,000 shares authorized, 25,861,116 shares issued and 25,817,338 shares outstanding at June 30, 2015; 25,850,484 shares issued and 25,806,706 shares outstanding at December 31, 2014	259	259
Additional paid-in capital	304,204	302,111
Retained earnings	146,053	130,581
Treasury stock, at cost, 43,778 shares at both June 30, 2015 and December 31, 2014	(505)	(505)

Total WCI Communities, Inc. shareholders’ equity	450,011	432,446
Noncontrolling interests in consolidated joint ventures	2,143	1,997

Total equity	452,154	434,443

Total liabilities and equity	$837,774	$805,310

WCI Communities, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues
Homebuilding	$115,565	$60,918	$182,612	$108,913
Real estate services	29,107	26,499	51,873	44,962
Amenities	6,038	5,542	13,927	12,864

Total revenues	150,710	92,959	248,412	166,739

Cost of Sales
Homebuilding	84,676	43,869	133,224	78,417
Real estate services	26,991	25,004	48,875	43,586
Amenities	6,827	6,079	13,969	12,895

Total cost of sales	118,494	74,952	196,068	134,898

Gross margin	32,216	18,007	52,344	31,841

Selling, general and administrative expenses	16,213	10,670	29,304	20,992
Interest expense	198	187	458	685
Other income, net	(99)	(63)	(195)	(428)

	16,312	10,794	29,567	21,249

Income from operations before income taxes	15,904	7,213	22,777	10,592
Income tax expense	6,187	2,974	7,103	4,634

Net income	9,717	4,239	15,674	5,958
Net loss (income) attributable to noncontrolling interests	103	99	(202)	(140)

Net income attributable to common shareholders of WCI Communities, Inc.	$9,820	$4,338	$15,472	$5,818

Earnings per share attributable to common shareholders of WCI Communities, Inc.:
Basic	$0.38	$0.17	$0.59	$0.22

Diluted	$0.37	$0.17	$0.59	$0.22

Weighted average number of shares of common stock outstanding:
Basic	26,186	26,020	26,183	26,017

Diluted	26,449	26,278	26,416	26,255

WCI Communities, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2015	2014
Operating activities
Net income	$15,674	$5,958
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of debt issuance costs	457	398
Amortization of debt premium	(73)	—
Depreciation	1,467	1,232
Provision for (recovery of) bad debts	(102)	108
Loss on disposition of property and equipment	63	—
Deferred income tax expense	7,230	4,634
Stock-based compensation expense	2,077	1,685
Changes in assets and liabilities:
Restricted cash	(3,468)	(3,391)
Notes and accounts receivable	303	1,748
Real estate inventories	(62,550)	(105,394)
Other assets	(4,190)	(775)
Accounts payable and other liabilities	2,510	(786)
Customer deposits	12,724	12,461

Net cash used in operating activities	(27,878)	(82,122)

Investing activities
Additions to property and equipment	(807)	(1,801)

Net cash used in investing activities	(807)	(1,801)

Financing activities
Proceeds from the issuance of senior notes	—	51,250
Accrued interest received from senior noteholders	—	1,251
Payments of debt issuance costs	—	(869)
Proceeds from the sale of community development district bonds	—	21,673
Payments of community development district obligations	—	(936)
Purchases of treasury stock	—	(178)
Distributions to noncontrolling interests	(56)	(78)

Net cash provided by (used in) financing activities	(56)	72,113

Net decrease in cash and cash equivalents	(28,741)	(11,810)
Cash and cash equivalents at the beginning of the period	174,756	213,352

Cash and cash equivalents at the end of the period	$146,015	$201,542

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with U.S. generally accepted accounting principles (“GAAP”), we have provided information in this press release relating to adjusted gross margin from homes delivered, EBITDA and Adjusted EBITDA (both such terms are defined below), and net debt to net capitalization. Our GAAP-based measures can be found in our unaudited consolidated financial statements in Item 1 of the Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 that we plan to file with the Securities and Exchange Commission on or before July 31, 2015.

Adjusted Gross Margin from Homes Delivered

We calculate adjusted gross margin from homes delivered by subtracting the gross margin from land and home sites, if any, from Homebuilding gross margin to arrive at gross margin from homes delivered. Adjusted gross margin from homes delivered is calculated by adding asset impairments, if any, and capitalized interest in cost of sales to gross margin from homes delivered. Management uses adjusted gross margin from homes delivered to evaluate operating performance in our Homebuilding segment and make strategic decisions regarding sales price, construction and development pace, product mix and other operating decisions. We believe that adjusted gross margin from homes delivered is (i) meaningful because it isolates the impact that our indebtedness and asset impairments have on gross margin and (ii) relevant and useful to shareholders, investors and other interested parties for evaluating our comparative operating performance from period to period and among companies within the homebuilding industry as it is reflective of overall profitability during any given reporting period. This measure is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures when evaluating our operating performance. Although other companies in the homebuilding industry report similar information, they may calculate the measure differently than we do and, therefore, may not be comparable. We urge shareholders, investors and other interested parties to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments to such amounts before comparing our measures to those of such other companies.

The table below reconciles adjusted gross margin from homes delivered to the most directly comparable GAAP financial measure, Homebuilding gross margin, for the periods presented herein.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	($ in thousands)
Homebuilding gross margin	$30,889	$17,049	$49,388	$30,496
Less: gross margin from land and home sites	—	—	—	—

Gross margin from homes delivered	30,889	17,049	49,388	30,496
Add: capitalized interest in cost of sales	2,740	1,282	4,364	2,267

Adjusted gross margin from homes delivered	$33,629	$18,331	$53,752	$32,763

Gross margin from homes delivered as a percentage of revenues from homes delivered	26.7%	28.0%	27.0%	28.0%

Adjusted gross margin from homes delivered as a percentage of revenues from homes delivered	29.1%	30.1%	29.4%	30.1%

EBITDA and Adjusted EBITDA

Adjusted EBITDA measures performance by adjusting net income (loss) attributable to common shareholders of WCI Communities, Inc. to exclude, if any, interest expense, capitalized interest in cost of sales, income taxes, depreciation (‘‘EBITDA’’), preferred stock dividends, income (loss) from discontinued operations, other income, stock-based compensation expense, asset impairments and expenses related to early repayment of debt. We believe that the presentation of Adjusted EBITDA provides useful information to shareholders, investors and other interested parties regarding our results of operations because it assists those parties and us when analyzing and benchmarking the performance and value of our business. We also believe that Adjusted EBITDA is useful as a measure of comparative operating performance from period to period and among companies in the homebuilding industry as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance, and it removes the effects of our capital structure (such as preferred stock dividends and interest expense), asset base (primarily depreciation), items outside of our control (primarily income taxes) and the volatility related to the timing and extent of non-operating activities (such as discontinued operations and asset impairments). Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as interest and income taxes, necessary to operate our business. EBITDA and Adjusted EBITDA should be considered in addition to, and not as substitutes for, net income (loss) in accordance with GAAP as a measure of performance. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items. Our EBITDA-based measures have limitations as analytical tools and, therefore, shareholders, investors and other interested parties should not consider them in isolation or as substitutes for analyses of our results as reported under GAAP. Some such limitations are:

•	they do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations;

•	they are not adjusted for all non-cash income or expense items that are reflected in our consolidated statements of cash flows;

•	they do not reflect the interest that is necessary to service our debt; and

•	other companies in our industry may calculate these measures differently than we do, thereby limiting their usefulness as comparative measures.

Because of these limitations, our EBITDA-based measures are not intended to be alternatives to net income (loss), indicators of our operating performance, alternatives to any other measure of performance in conformity with GAAP or alternatives to cash flow provided by (used in) operating activities as measures of liquidity. Shareholders, investors and other interested parties should therefore not place undue reliance on our EBITDA-based measures or ratios calculated using those measures.

The table below reconciles EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, net income attributable to common shareholders of WCI Communities, Inc., for the periods presented herein.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	($ in thousands)
Net income attributable to common shareholders of WCI Communities, Inc.	$9,820	$4,338	$15,472	$5,818
Interest expense	198	187	458	685
Capitalized interest in cost of sales (1)	2,740	1,282	4,364	2,267
Income tax expense	6,187	2,974	7,103	4,634
Depreciation	758	644	1,467	1,232

EBITDA	19,703	9,425	28,864	14,636
Other income, net	(99)	(63)	(195)	(428)
Stock-based compensation expense (2)	1,110	873	2,077	1,685

Adjusted EBITDA	$20,714	$10,235	$30,746	$15,893

Adjusted EBITDA margin	13.7%	11.0%	12.4%	9.5%

(1)	Represents capitalized interest expensed in cost of sales on home deliveries and land and home site sales.
(2)	Represents the expense recorded in the Company’s unaudited consolidated statements of operations related to its stock-based compensation plans.

Net Debt to Net Capitalization

We believe that net debt to net capitalization provides useful information to shareholders, investors and other interested parties regarding our financial position and cash and debt management. It is also a relevant financial measure for understanding the leverage employed in our operations and as an indicator of our ability to obtain future financing.

By deducting cash and cash equivalents from our outstanding debt, we provide a measure of our debt that considers our cash position. We believe that this approach provides useful information because the ratio of debt to capital does not consider our cash and cash equivalents and we believe that a debt ratio net of cash, such as net debt to net capitalization, provides supplemental information by which our financial position may be considered. Shareholders, investors and other interested parties may also find this information to be helpful when comparing our leverage to the leverage of other companies in our industry that present similar information.

The table below presents the computations of our net debt to net capitalization and reconciles such amounts to the most directly comparable GAAP financial measure, debt to capital.

	June 30, 2015	December 31, 2014
	($ in thousands)
Senior Notes due 2021	$251,106	$251,179
Total equity	452,154	434,443

Total capital	$703,260	$685,622

Debt to capital (1)	35.7%	36.6%

Senior Notes due 2021	$251,106	$251,179
Less: unamortized premium	1,106	1,179

Principal amount of Senior Notes due 2021	250,000	250,000
Less: cash and cash equivalents	146,015	174,756

Net debt	103,985	75,244
Total equity	452,154	434,443

Net capitalization	$556,139	$509,687

Net debt to net capitalization (2)	18.7%	14.8%

(1)	Debt to capital is computed by dividing the carrying value of our Senior Notes due 2021, as reported on our consolidated balance sheets, by total capital as calculated above. The Senior Notes due 2021 were our only outstanding debt as of June 30, 2015 and December 31, 2014.
(2)	Net debt to net capitalization is computed by dividing net debt by net capitalization.

Investor Relations Contact:

Scott Bowles – ir@wcicommunities.com – (239) 498-8481